Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-293436 on Form S-8 of our report dated April 15, 2025 (December 8, 2025, as to the effects of the reverse stock split described in Note 3, and April 15, 2026, as to the effects of the restatement discussed in Note 2), relating to the financial statements of Solidion Technology, Inc. for the year ended December 31, 2024, appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Dayton, Ohio

April 15, 2026